Exhibit 5

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM	morrison & foerster llp new york, san francisco, los angeles, palo alto, sacramento, san diego, denver, northern virginia, washington, d.c. tokyo, london, brussels, beijing, shanghai, hong kong
April 6, 2011
Mindspeed Technologies, Inc.
4000 MacArthur Blvd., East Tower
Newport Beach, California 92660
Re:	Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,019,284 shares of your common stock, $0.01 par value (the “Common Shares”), which will be issuable under the Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan (the “Plan”).
As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the amendment of the Plan, and the authorization of the issuance of the 3,019,284 Common Shares under the Plan (the “Plan Shares”), and such documents as we have deemed necessary to render this opinion.
For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.
Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable Common Shares.
We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP